NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group Provides Update on Third Quarter Catastrophe Events

HAMILTON, Bermuda –October 6, 2005-- Everest Re Group, Ltd. (NYSE: RE) announced today that net pre-tax catastrophe loss impacts arising from third quarter events are expected to be significant, with the principal components being $638 million attributable to Hurricane Katrina and $54 million attributable to Hurricane Rita. There were also several events of a lesser magnitude that contributed an additional $58 million of losses in the quarter. The Company noted the estimated net after-tax impact of all of these events is approximately $598 million. All of these estimates include the effect of reinstatement premiums.

The Company’s view of its estimate of losses from these events, and in particular Hurricane Katrina and Hurricane Rita, remains preliminary and, as noted in the Company’s September 13, 2005 news release, is subject to considerable uncertainty. Focusing on Hurricane Katrina, the unprecedented magnitude and nature of the loss, the continuing lack of precise information from ceding companies regarding exposures, the complexities surrounding claim adjusting and settlement activities and the potential related regulatory and legal issues, all contribute to this uncertainty. The Company’s current estimate for these events is based on underwriter analysis and judgments, client input and discussion, event modeling and profiling of exposed limits. The Company expects it will be several months before relative clarity emerges with respect to its ceding companies’ underlying losses.

The Company notes that although the impact of these catastrophes will be partly mitigated by its underlying non-catastrophe results, the Company anticipates a significant after-tax loss for the third quarter. The Company further notes that shareholders equity for the period ending September 30, 2005 will be slightly below that of year end 2004 as a result of this loss. However, barring any further unusual loss activity, the Company anticipates positive full year earnings.

Joseph V. Taranto, Everest Re’s Chairman and Chief Executive Officer commented “Hurricane Katrina, as one of the most devastating weather catastrophes in United States history, had and will continue to have dramatic and far reaching impacts on the lives of its victims. We at Everest extend our sympathies to those affected as we turn our attention to dealing with the impact of these events and orienting our strategies to a post-Katrina world.”

Mr. Taranto added “Although the impact on Everest, as we had noted in our September 13th announcement, is significant, we are pleased that the financial strength and operational risk management we have focused on consistently since our initial public offering 10 years ago have served the Company, its clients and its shareholders well in Katrina’s aftermath, as we intended that they would.”

The Company is currently engaged in its quarterly closing process, including continuing review of these catastrophe impacts and expects to release its third quarter earnings on Monday, October 24th following the close of the New York Stock Exchange and has scheduled a teleconference at 10:00 a.m. EST on Tuesday, October 25th at which time it will review those results. Please note that this represents a time change from the originally scheduled teleconference.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance

Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.